EXHIBIT 99.1

STEPAN REPORTS HIGHER THIRD QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, October 20, 2006 — Stepan Company (NYSE: SCL) today reported third quarter results for the period ended September 30, 2006.

SUMMARY

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Net Sales	$302,773	$265,717	+14	$884,418	$808,322	+9
Net Income	6,091	4,166	+46	12,217	13,587	-10
Earnings per Diluted Share	$0.61	$0.43	+42	$1.23	$1.40	-12

THIRD QUARTER RESULTS

Net income increased 46 percent to $6.1 million, or $0.61 per diluted share. Operating income rose by $3.2 million (40 percent) due to improved gross profit and flat operating expenses caused by a decline in deferred compensation plan expense:

•	Gross profit grew by $3.2 million (10 percent) on a six percent increase in volume and improved sales mix. Excluding fire insurance proceeds recorded in the prior year, gross profit grew by $4.8 million (15 percent).

•	Surfactant gross profit increased $2.8 million (13 percent) on improved mix of higher margin products and a two percent growth in volume. Lower commodity laundry volumes were offset by growth in our diverse customer base and increased fabric softener and biodiesel volumes.

•	Polymer gross profit grew by $1.3 million (13 percent) due to a 27 percent increase in sales volume. Profit margins were adversely impacted by higher raw materials costs.

•	Specialty products gross profit declined on lower pharmaceutical ingredient volume.

•	Operating expenses were unchanged due to a $2.4 million decline in deferred compensation expense. Operating expenses, excluding deferred compensation expense, rose 10 percent on higher employee benefit costs, salaries and legal expenditures. The current quarter included $0.7 million of deferred compensation income ($0.04 per diluted share) compared to $1.7 million of expense ($0.12 per diluted share) last year. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held in the plan rise and income when they decline.

•	Net sales increased 14 percent due to higher selling prices (seven percent), improved sales volume (six percent) and foreign exchange impact (one percent).

YEAR-TO-DATE RESULTS

Net income for the year was $12.2 million, or $1.23 per diluted share, compared to $13.6 million, or $1.40 per diluted share last year. For the year, gross profit rose $4.2 million (four percent), but was offset by a $5.2 million (seven percent) increase in operating expenses leading to a $1.0 million (four percent) decline in operating income. Deferred compensation expense was $1.9 million compared to $1.0 million last year.

The year-to-date gross profit improvement came mostly in the third quarter when volume grew by six percent, offsetting a two percent decline in the first half, leading to a one percent year-to-date growth in volume. The strong third quarter results were not enough to overcome the weak first half earnings leading to the year-to-date decline.

Net sales increased nine percent to $884 million due to higher selling prices (eight percent) and higher sales volume (one percent).

SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Net Sales
Surfactants	$221,687	$208,277	6%	$666,053	$616,486	8%
Polymers	73,725	50,041	47%	196,606	171,571	15%
Specialty Products	7,361	7,399	-1%	21,759	20,265	7%

Total Net Sales	$302,773	$265,717	14%	$884,418	$808,322	9%

Surfactant gross profit grew by $2.8 million (13 percent) for the quarter and $4.2 million (seven percent) for the year. Improved mix of higher margin products coupled with profit contribution from biodiesel sales offset the impact of lower sales volumes of commodity laundry cleaning ingredients.

Surfactant sales volume grew by two percent for the quarter and declined one percent for the year. Growth in the broad customer base and biodiesel was offset by the decline in commodity detergent volume. Latin America continues to experience volume growth from sales of fabric softener.

Polymer gross profit grew by $1.3 million for the quarter and $1.4 million year-to-date. The quarterly improvement was attributable to higher polyurethane polyol sales volume. The year-to-date result includes a large decline in polyurethane systems gross profit attributable to a nonrecurring contract fulfilled in the second quarter last year. The Chinese polyol venture experienced rising raw material costs that resulted in a small loss for the quarter.

Specialty products gross profit declined by $0.7 million for both the quarter and year-to-date. For the quarter, lower pharmaceutical sales contributed to the decline.

OPERATING EXPENSES

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Marketing	$8,876	$7,907	+12	$25,874	$24,372	+6
Administrative - General	8,537	7,887	+8	26,906	24,154	+11
Administrative – Deferred Compensation Obligations	(679)	1,749	N.A.	1,901	989	+92
Research, development and technical service	7,885	7,122	+11	22,378	22,319	—

Total	$24,619	$24,665	—	$77,059	$71,834	+7

Operating expenses were unchanged for the quarter and rose seven percent for the year. Deferred compensation expense represented a $2.4 million decrease in expense for the quarter and a $0.9 million increase for the year. Marketing and research costs rose due to higher salary and benefit costs coupled with increased travel expenses. General administrative costs were higher on increased legal costs due to pension plan changes and environmental and regulatory compliance.

OTHER INCOME AND EXPENSE

Interest expense rose 17 percent and 13 percent for the quarter and year-to-date, respectively, due to higher average debt levels and interest rate. Rising raw material costs in large part due to crude oil continue to increase working capital requirements. The fluctuation in other, net income for the quarter and year-to-date reflect foreign exchange gains and losses.

The provision for income taxes reflects a year-to-date effective tax rate of 31.79 percent compared to 32.00 percent in the prior year. The year-to-date rate increased from 29.4 percent at June 30, 2006 due to a higher mix of U.S. versus foreign income.

OUTLOOK

“The third quarter improvement was broad based. Biodiesel contributed, but our broader surfactant customer and product portfolio showed greater earnings improvement. Polymer volume and earnings continued to improve,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Volume is expected to exceed last year’s fourth quarter in both surfactants and polymers. Recovery of higher raw material costs in the marketplace continues to be largely successful. We will reorganize our European business in the fourth quarter as we continue to focus on profitability. Biodiesel expansion options continue to be evaluated, but no final decision has been reached as we study alternative manufacturing technologies and the related profitability of different investment options,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the third quarter results at 9:00 a.m. Eastern Daylight Time on October 20, 2006. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Nine Months Ended September 30, 2006 and 2005

(Unaudited – 000’s Omitted)

	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005	% Change	2006	2005	% Change
Net Sales	$302,773	$265,717	+ 14	$884,418	$808,322	+ 9
Cost of Sales	266,877	232,998	+ 15	782,944	711,084	+ 10

Gross Profit	35,896	32,719	+ 10	101,474	97,238	+ 4

Operating Expenses:
Marketing	8,876	7,907	+ 12	25,874	24,372	+ 6
Administrative	7,858	9,636	- 18	28,807	25,143	+ 15
Research, Development and Technical Services	7,885	7,122	+ 11	22,378	22,319	+ —

	24,619	24,665	- —	77,059	71,834	+ 7

Operating Income	11,277	8,054	+ 40	24,415	25,404	- 4
Other Income (Expense):
Interest, Net	(2,333)	(1,994)	+ 17	(6,573)	(5,799)	+ 13
Loss from Equity Joint Venture	(134)	(119)	+ 13	(237)	(225)	+ 5
Other, Net	308	(122)	+ —	82	572	- 86

	(2,159)	(2,235)	- 3	(6,728)	(5,452)	+ 23

Income Before Provision for Income Taxes	9,118	5,819	+ 57	17,687	19,952	- 11

Provision for Income Taxes	3,105	1,652	+ 88	5,623	6,385	- 12

Minority Interest	78	(1)	+ —	153	20	+ —

Net Income	$6,091	$4,166	+ 46	$12,217	$13,587	- 10

Net Income Per Common Share
Basic	$0.64	$0.44	+ 45	$1.28	$1.44	- 11

Diluted	$0.61	$0.43	+ 42	$1.23	$1.40	- 12

Shares Used to Compute Net Income Per Common Share
Basic	9,168	9,006	+ 2	9,113	8,998	+ 1

Diluted	9,982	9,757	+ 2	9,918	9,709	+ 2

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